Exhibit 3.1.2.1

ARTICLES OF INCORPORATION

OF

DRIVETIME ACCEPTANCE CORPORATION

1. Name.

The name of the Corporation is DriveTime Acceptance Corporation.

2. Purpose.

The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of Arizona, as they may be amended from time to time.

3. Initial Business.

The Corporation initially intends to conduct the business of sales finance.

4. Authorized Capital.

The Corporation shall have authority to issue One Million (1,000,000) shares of Common Stock with no par value.

5. Known Place of Business.

The street address of the known place of business of the Corporation is:

4020 East Indian School Road, Suite C

Phoenix, Arizona 85018

6. Statutory Agent.

The name and address of the statutory agent of the Corporation:

Steven P. Johnson, Esq.

4020 East Indian School Road, Suite A

Phoenix, Arizona 85018

7. Board of Directors.

The initial board of directors shall consist of one (1) director. The name and address of the director who is to serve as the director until the first annual meeting of shareholders or until their successor is elected and qualified is:

Steven P. Johnson

4020 East Indian School Road, Suite A

Phoenix, Arizona 85018

The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws.

8. Incorporators.

The name and address of the incorporator is:

Steven P. Johnson

4020 East Indian School Road, Suite A

Phoenix, Arizona 85018

9. Indemnification of Officers, Directors, Employees and Agents.

The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

10. Limitation of Liability.

To the fullest extent permitted by the Arizona Revised Statutes as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

February 19, 2003	/s/ Steven P. Johnson
Steven P. Johnson, Incorporator

Acceptance of Appointment By Statutory Agent

I, Steven P. Johnson, hereby acknowledge and accept the appointment as statutory agent of the above-named corporation effective this 20th day of February, 2003.

Signed:	/s/ Steven P. Johnson
Steven P. Johnson